STOCK PURCHASE AGREEMENT

             This AGREEMENT is dated as of November 4, 1996 by and among Thermo Instrument Systems Inc., a Delaware corporation
        ("Seller"), and Thermo Optek Corporation, a Delaware corporation ("Buyer").

             WHEREAS, Seller desires to sell, or to cause its subsidiaries to sell, all of the shares of capital stock of ARL Applied Research Laboratories S.A. ("ARL") owned by the Seller (the "Shares") and the Buyer wishes to buy the Shares;

             NOW, THEREFORE, in consideration of the premises and mutual promises and agreements set forth herein, the parties hereto hereby agree as follows:

             1.  Purchase and Sale of Shares.    The Seller hereby sells,
        assigns, transfers, conveys, and delivers all of the Seller's right, title and interest in and to the Shares to the Buyer. In consideration for the Shares, the Buyer shall pay to the Seller the sum of $34,004,000 in cash (the "Purchase Price"). The Buyer and Seller acknowledge and agree that such Purchase Price represents the sum of (i) the net tangible assets of ARL (assumed to be $12,486,000) as of the date of the Seller's acquisition of the Shares as part of the acquisition on March 29, 1996 by the Seller and its subsidiaries of certain businesses of Fisons plc (the "Fisons Businesses") pursuant to the Amended and Restated Asset and Stock Purchase Agreement dated as of March 29, 1996 among the Seller, Thermo Electron Corporation and Fisons plc (the "Restated Agreement"), plus (ii) a percentage of the total goodwill associated with the Seller's acquisition of the Fisons Businesses equal to the sales of ARL for the 1994 and 1995 fiscal years relative to the total sales of the Fisons Businesses for such years (the "ARL Percentage"), plus (iii) the ARL Percentage of the total costs incurred by the Seller in acquiring the Fisons Businesses and in restructuring the sales and service organization of the Fisons Businesses (the "Restructuring
        Costs"). The parties acknowledge that the purchase price paid by the Seller for the Fisons Businesses is subject to a post-closing adjustment based on the difference between the value of the net tangible assets of the Fisons Businesses as shown on the closing balance sheet dated as of March 29, 1996 (the "Closing Balance Sheet") and the target net tangible asset value provided for in the Restated Agreement. In the event of any such adjustment, the Purchase Price shall be recalculated in accordance with the third sentence of this paragraph to account for (A) any adjustment in the net tangible assets (other than cash) of ARL as shown on the Closing Balance Sheet from $12,486,000), and (B) any adjustment in the total goodwill associated with Thermo's acquisition of the Fisons Businesses. In addition, the purchase price shall be subject to recalculation in accordance with the third sentence of this paragraph in the event that the Restructuring Costs incurred are less than $2,453,000. If any recalculation made pursuant to this paragraph results in an increase in the Purchase Price, the
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        Buyer shall pay the amount of such increase to the Seller, and if any such recalculation results in a decrease in the Purchase Price, the Seller shall pay the amount of such decrease to the Buyer. Any payment made pursuant to the preceding sentence shall be made within ten days after the Closing Balance Sheet has become final (in the case of an adjustment related to the Closing Balance Sheet) and no later than March 29, 1997 (in the case of an adjustment related to the Restructuring Costs) and shall also be accompanied by interest from the date hereof calculated as provided in Section 4.1 of the Restated Agreement.

             2. Further Assurances. At the request of the Buyer at any time on or after the date hereof, the Seller will execute and deliver such further instruments of transfer and conveyance and take such other action as the Buyer reasonably may request effectively to assign and transfer to the Buyer the Shares.

             3. The Seller's Representations and Warranties. The Seller represents and warrants that:

                  (a)  Organization and Standing.  The Seller is a
        corporation duly organized, validly     existing and in good
        standing under the laws of the State of Delaware.

                  (b) Approval of Transactions. The Seller has obtained all necessary corporate authorizations and approvals, and has taken all actions required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  (c) No Conflict. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor the fulfillment of or compliance with the terms and provisions hereof will (1) conflict with the Certificate of Incorporation or By-laws of the Seller or the organizational documents of ARL, (2) violate any current provisions of law, administrative regulation, or court decree applicable to the Seller or ARL, (3) require the consent or approval of any governmental authority except for Swiss Lex Friederich approval, or (4) conflict with or result in a breach of any of the terms, conditions or provisions of or constitute default under any material agreement or instrument to which the Seller or ARL is a party or by which either is bound.

                  (d)  Capitalization of ARL.   The Shares constitute all
             of the issued and outstanding share capital of ARL. The Shares have been duly authorized, validly issued and are fully paid and non-assessable. The Seller holds good and marketable title to the Shares and will transfer the Shares to the Buyer pursuant to this Agreement free and clear of any liens, claims or encumbrances whatsoever. No share capital of ARL is reserved for issuance, and there are no options, warrants, convertible securities or other rights,

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             agreements or commitments obligating ARL to issue any share capital.

             4.   The Buyer's Representations and Warranties.

                  (a) Organization and Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) Approval of Transactions. The Buyer has obtained all necessary corporate authorizations and approvals, and has taken all actions required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  (c)  No Conflict.  Neither the execution nor delivery
        of this Agreement, nor the         consummation of the
        transactions herein contemplated, nor the fulfillment of or compliance with the terms and provisions hereof will
        (1) conflict with the                   Certificate of
        Incorporation or By-laws of the Buyer, (2) violate any current
        provisions          of law, administrative regulation, or court
        decree applicable to the Buyer, (3) require the
        consent or approval of any governmental authority or (4) conflict
        with or result in a breach    of any of the terms, conditions or
        provisions of or constitute default under any material agreement or instrument to which the Buyer is a party or by which it is bound.

             5.   Indemnification.

                  (a) The Seller agrees to indemnify and hold harmless the Buyer from any and all damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions) incurred by the Buyer as a result of (i) any liability, commitment or obligation of ARL or any of its subsidiaries that result from any third party claim based upon the acts or omissions of ARL or such subsidiaries on or after March 29, 1996 and prior to the effective date hereof, (ii) the inaccuracy of any representation or warranty contained in Section 3 hereof or
        (iii) the breach by the Seller of any provision hereof.

                  (b) The Buyer agrees to indemnify and hold harmless the Seller from any and all damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions) incurred by the Seller as a result of (i) the inaccuracy of any representation or warranty contained in Section 4 hereof, or (ii) the breach by the Buyer of any provision hereof.

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                  (c)  Whenever any claim shall arise for indemnification
        hereunder, the party seeking indemnification (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which the Indemnified Party is entitled to indemnification hereunder without the prior consent of the Indemnifying Party, unless suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 5(d) of this Agreement.

                  (d) In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date the Indemnifying Party is notified of such claim pursuant to Paragraph 5(c) hereof, (i) the Indemnified Party may defend against such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as are appropriate in the Indemnified Party's reasonable judgment, and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.

             6. Restated Agreement. The Seller hereby assigns to the Buyer, and the Buyer hereby accepts and asssumes, the Seller's rights and obligations under the Restated Agreement, and any agreements or instruments excuted by the Seller in connection therewith, but only to the extent such rights and obligations relate primarily ARL. In furtherance of the foregoing, the Buyer may enforce, in its own name and in the name and on behalf of the Seller, any of the rights of the Seller under Section 11 of the Restated Agreement, and, if requested by the Buyer, the Seller shall take such actions, at its own expense, as the Buyer shall reasonably request in order that the Buyer shall have the full rights and benefits granted to it under this Section 6.
        .
             7. Transfer and Sales Tax. Notwithstanding any provisions of law to the contrary, the Seller shall be responsible for and


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        shall pay all sales, transfer or stamp taxes, if any, upon the sale or transfer of the Shares hereunder.

             8. Effective Date. The transfer of the Shares shall be deemed to be effective as of the date hereof.

             9. Captions. The captions and headings to the various sections, paragraphs and exhibits of this Agreement are for convenience of reference only and shall not affect or control the meaning or interpretation of any of the provisions of this Agreement.

             10. Integration. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein.

             11. Notice of Communication. Any notice or other communication shall be in writing and shall be personally delivered, or sent by overnight or second day courier or by first class mail, return receipt requested, to the party to whom such notice or other communication is to be given or made at such party's address set forth below, or to such other address as such party shall designate by written notice to the other party as follows:

             If to the Seller:

                  Thermo Instrument Systems Inc.
                  c/o Thermo Electron Corporation
                  81 Wyman Street
                  P.O. Box 9046
                  Waltham, MA  02445-9046
                  Attn: General Counsel

             If to the Buyer:

                  c/o Thermo Optek Corporation
                  81 Wyman Street
                  P.O. Box 9046
                  Waltham, MA  02445-9046
                  Attn: General Counsel

        provided that any notice of change of address, and any notice or other communication given otherwise than as specified above shall be effective only upon receipt; and further that any presumption of receipt by the addressee shall be inoperable during the period of any interruption in Postal Service.

             12. Survival of Representations and Warranties. All representations and warranties made by the Seller or the Buyer in this Agreement shall survive the execution and delivery of this Agreement.

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             13.  Governing Law; Assignment.  This Agreement is to be
        construed, interpreted, applied and governed in all respects in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions, is to take effect as a sealed instrument, is binding upon and inures to the benefit of the parties hereto and their respect successors and assigns and may be canceled, modified or amended only by a written instrument executed by the Seller and the Buyer. No party hereto may assign its rights hereunder without prior written consent of the other party.


























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                  IN WITNESS WHEREOF, the parties hereto have executed
        this Agreement as of the date and year first above written.


                                 THERMO OPTEK CORPORATION


                                 By:  Robert J. Rosenthal
                                     ------------------------------------
                                      Robert J. Rosenthal
                                      Senior Vice President


                                 THERMO INSTRUMENT SYSTEMS INC.



                                 By:  Earl R. Lewis
                                     ------------------------------------
                                      Earl R. Lewis
                                      Executive Vice President and Chief
                                       Operating Officer